Exhibit 10.2

November 16, 2007

David J. Meyer
c/o Titan Machinery Inc.

4876 Rocking Horse Circle

Fargo, ND 58104-6049

Dear David:

This letter agreement confirms our discussions regarding your continuing as Chief Executive Officer of  Titan Machinery Inc. (the “Company”), and sets out the terms and conditions of your employment with the Company, as follows:

Title:	You will serve as the Company’s Chief Executive Officer.

Term:

The initial term of your employment as Chief Executive Officer of the Company under this Agreement shall be for a period commencing on the Effective Date and ending on January 31, 2014, unless earlier terminated by either party as provided in this letter agreement (the “Term”).

For purposes of this Agreement, “Effective Date” shall mean the date of the closing of the initial public offering of the Company’s Common Stock. This Agreement shall not become effective until the Effective Date and all references hereunder to “your employment with the Company” and similar phrases shall refer to your employment with the Company commencing on the Effective Date; provided, that if the Effective Date has not occurred by March 31, 2008, then this Agreement shall never take effect and be of no force or effect.

Responsibilities:

During your employment with the Company as Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”) and will be responsible for the overall operations and direction of the Company. You agree to serve the Company faithfully and to the best of your ability, and to devote your full working time, attention and efforts to the business of the Company. You may, to a reasonable extent, participate in charitable activities, personal investment activities and outside businesses that are not competitive with the business of the Company and serve on boards of directors, so long as such activities and directorships do not interfere with the performance of your duties and responsibilities to the Company; provided, that you shall report on all such activities and directorships to the Board at least annually.

Representations:

By signing below, you represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities to the Company as Chief Executive Officer.

Initial Base Salary:

You will be paid a base salary at the rate of $250,000 per year for services performed, in accordance with the regular payroll practices of the Company with annual review by the Compensation Committee of the Board (the “Committee”). Your performance and base salary will be reviewed by the Committee annually and may be adjusted upward from time to time in the discretion of the Committee, but will not be reduced during the Term.

Incentive Bonus:

For each full fiscal year of the Company that you are employed during the Term, you will be eligible for an incentive award opportunity payable from 0% to 200% of your base salary at the rate in effect at the end of such fiscal year, pursuant to the terms and conditions established by the Committee from time to time, based upon a target equal to 100% of your annual base salary at the rate in effect at such time. Objectives will be established during each fiscal year.Any annual incentive bonus earned for a fiscal year will be paid to you within two and one-half (2½) months after the end of such fiscal year.

Benefits:

During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time. The plans and programs of the Company may be modified or terminated by the Company in its discretion.

Vacation:

During your employment with the Company, you will receive vacation time off in accordance with the policies and practices of the Company, except that your annual accrual rate shall be not less than four weeks paid vacation off per year. Vacation time shall be taken at such times so as not to unduly disrupt the operations of the Company.

Office Location:

Your employment will be based at the Company’s headquarters in Fargo, North Dakota. Of course, in your position regular travel will be required in the course of performing your duties and responsibilities as Chief Executive Officer.

Noncompetition:

In consideration of your and the Company entering into this letter agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to protect the reasonable business interests of the Company, you agree that while you are an employee of the Company, and for a period of 24 months after termination of your employment for any reason, you will not directly or indirectly, whether on your own behalf or that of a third party (other than the Company), you will not engage in the business (whether as an owner of, or as employee, director or officer of or consultant to any business, other than the Company, that is engaged in the business), of owning or operating agricultural or construction equipment stores in any state in which the Company or its subsidiaries owns or operates any agricultural or construction equipment stores during the term of your employment. You agree that the Company will be entitled to equitable relief without the requirement of posting a bond to enforce the terms of such noncompetition restriction, in addition to any other rights or remedies that the Company may have. In the event that any provision of this noncompetition clause (or any other provision contained in this letter agreement) shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law. This noncompetition clause shall survive the termination of your employment, and shall apply whether the termination of your employment is voluntary or involuntary and regardless of the reason for such termination.

Termination:

Either you or the Company may terminate the employment relationship during the Term or after the Term at any time and for any reason. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company or any of its affiliates.

Severance:

In case of involuntary termination of your employment by the Company without Cause prior to the expiration of the Term or in the case of voluntary resignation of your employment for Good Reason prior to the expiration of the Term (each a “Qualifying Termination”), the Company will pay you as severance pay an amount equal to two (2) times the sum of (a) your annual base salary at the rate in effect on your last day of employment plus (b) the annual incentive bonus last paid to you preceding the Qualifying Termination. In addition, upon a Qualifying Termination the Company will, for a period of 24 following the effective date of termination of your employment, allow you to continue to participate in the Company’s group medical and dental plans at the Company’s expense (with premiums payable on a monthly basis), to the extent you were a participant as of your last day of employment; however, if your participation in any such plan is barred or not permitted under the terms thereof, the Company will arrange to provide you with substantially similar coverage at its expense up to the expense. Benefits provided by the Company may be reduced if you become eligible for comparable benefits from another employer or third party.

Payment by the Company of any severance pay or premium

reimbursements under this paragraph will be conditioned upon you (1) signing and not revoking a full release of all claims against the Company, its affiliates, officers, directors, employees, agents and assigns, substantially in the form attached to this letter agreement as Exhibit A, (2) complying with your obligations under the Noncompetition Agreement or any other agreement between you and the Company then in effect, (3) cooperating with the Company in the transition of your duties, and (4) agreeing not to disparage or defame the Company, its affiliates, officers, directors, employees, agents, assigns, products or services.

Any severance payable will be paid to you over 24 months in accordance with the Company’s normal payroll practices commencing on the first day of the month following the Qualifying Termination, but not earlier than expiration of any rescission periods. All payments under this severance clause are subject to applicable withholding for income and FICA taxes and any other proper deductions. Notwithstanding the foregoing, if any of the payments described in this severance clause are subject to the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Company determines that you are a “specified employee” as defined in Section 409A of the Code, such payments shall not commence earlier than the first day of the seventh month following your “separation from service” as determined under Section 409A of the Code.

For purposes of this letter agreement, “Cause” and “Good Reason” have the following definitions:

“Cause” means a determination in good faith by the Board of the existence of one or more of the following: (i) commission by you of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by you related to, connected with or otherwise affecting your employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; (iii) the willful and/or continued failure, neglect, or refusal by you to perform in all material respects your duties with the Company as an employee, officer or director, or to fulfill your fiduciary responsibilities to the Company, which failure, neglect or refusal has not been cured within fifteen (15) days after written notice thereof to you from the Company; or (iv) a material breach by you of the Company’s material policies or codes of conduct or of your material obligations under other agreement between you and the Company.

“Good Reason” means any one or more of the following occur without your consent: (i) the assignment to you of material duties inconsistent with your status or position as Chief Executive Officer, or other action that results in a substantial diminution in your status or position, which has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from you; (ii) the relocation of your principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; or (iii) material breach by the Company of any terms or conditions of this letter agreement, which breach has not been caused by you and which has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from you.

In the event of termination of your employment by the Company for Cause, resignation by you other than for Good Reason, or termination due to your death or any disability for which you are qualified for benefits under the Company’s group long-term disability program, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by you through the date of termination of employment.

Indemnification:

The Company will indemnify you in connection with your duties and responsibilities for the Company in accordance with the Company’s bylaws and as set forth in any indemnification agreement between you and the Company from time to time.

Taxes:

The Company may withhold from any compensation payable to you in connection with your employment such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

Applicable Law:	This letter agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.

Entire Agreement:

This letter agreement and the documents referenced herein constitute the entire agreement between the parties, and supersedes all prior discussions, agreements and negotiations between us. No amendment or modification of this letter agreement will be effective unless made in writing and signed by you and an authorized director of the Company.

[signature page follows]

Sincerely,

TITAN MACHINERY INC.

By:	/s/ Gordon Paul Anderson
Gordon Paul Anderson,
Chair of the Compensation Committee

I accept and agree to the terms and conditions of employment with Titan Machinery Inc. as set forth above.

/s/ David J. Meyer	November 16, 2007
David J. Meyer	Dated

Exhibit A

FORM OF RELEASE BY DAVID J. MEYER

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me (David J. Meyer) and anyone who has or obtains any legal rights or claims through me.

B.

Titan means Titan Machinery Inc., any company related to Titan Machinery Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Titan Machinery Inc.

C.

Company means Titan; the present and past officers, directors, committees, shareholders, and employees of Titan; any company providing insurance to Titan in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Titan (other than multiemployer plans); the attorneys for Titan; and anyone who acted on behalf of Titan or on instructions from Titan.

D.	Agreement means the letter agreement between me and Titan dated , 2007, including all of the documents attached to such agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:
	1.	all claims arising out of or relating to my employment with Titan or the termination of that employment;

	2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.

all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the Fair Credit Reporting Act, the North Dakota Human Rights Act, N.D. Stat. § 14.02-4-01 et seq., the North Dakota Equal Pay Act, N.D. Stat. § 34-06.1-01 et seq., the North Dakota Age Discrimination Act, N.D. Stat. § 34-01-17, and workers’ compensation non-interference or non-retaliation statutes;

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”;

defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.

all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay and paid time off, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights I may have to indemnification from Titan as a current or former officer, director or employee of Titan; any claims for payment of severance benefits under the Agreement; any rights I have to severance pay or benefits under the Agreement; or any claims I may have for earned and accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant as of the date of termination of my employment with Titan.

Consideration. I am entering into this Release in consideration of Titan’s obligations to provide me certain severance benefits as specified in the Agreement. I will receive consideration from Titan as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that I would not be entitled to the consideration under the Agreement if I did not sign this Release. The consideration is in addition to anything of value that I would be entitled to receive from Titan if I did not sign this Release or if I rescinded this Release. I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date of this Release) by virtue of any employment by the Company.

Agreement to Release My Claims. In exchange for the consideration described in the Agreement, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Cooperation. Upon the reasonable request of the Company, I agree that I will (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records; (ii) reasonably consult with the Company regarding business matters that I was involved with while employed by the Company; and (iii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that I may have knowledge of by virtue of my employment by or service to the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested, volunteer pertinent information and turn over to the Company all relevant documents which are or may come into my possession.

My Continuing Obligations. I understand and acknowledge that I must comply with all of my post-employment obligations under the Agreement. I will not defame or disparage the reputation, character, image, products, or services of Titan, or the reputation or character of Titan’s directors, officers, employees and agents, and I will refrain from making public comment about the Company except upon the express written consent of an officer of Titan.

Additional Agreements and Understandings. Even though Titan will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the date I received this Release (or 21 days after the last day of my employment with Titan, if later) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I understand and agree that if I sign this Release prior to my last day of employment with Titan it will not be valid and Titan will not be obligated to provide the consideration described in the Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 7 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 7-day rescission period has expired without my rescinding it. I understand that if I rescind this Release Titan will not be obligated to provide the consideration described in the Release.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Titan by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Titan by hand or by mail within the 15-day rescission period. All deliveries must be made to Titan at the following address:

Chief Financial Officer

If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to Titan at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims. I agree that the provisions of this Release may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of Titan and by me.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Titan. No child support orders, garnishment orders, or other orders requiring that money owed to me by Titan be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:
David J. Meyer